NexTier Solutions

PRINCIPAL FINANCIAL OFFICER, CHIEF COMPLIANCE OFFICER, AND COMPLIANCE SUPPORT SERVICES AGREEMENT

This Principal Financial Officer (PFO), Chief Compliance Officer (CCO), and Compliance Support Services Agreement (“Agreement”) is entered into by and between: MidBridge Private Markets Fund (the “Fund”), a newly organized Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as a non-diversified, closed-end management investment company, managed by MidBridge Advisors, LP (the "Adviser"), and NexTier Solutions, Inc., a North Carolina corporation (“NexTier”), and is effective as of the date the MidBridge Private Markets Fund formally commences operations (the “Effective Date”).

RECITALS

The Fund is a newly organized Delaware statutory trust registered under the Investment Company Act;

The Fund is a non-diversified, closed-end management investment company;

The Fund is required to implement a compliance program pursuant to Rule 38a-1 (“Rule 38a-1”) of the Investment Company Act;

The Fund wishes to engage NexTier to provide certain compliance services on behalf of the Fund;

NexTier wishes to provide such services to the Fund under the conditions set forth below;

In consideration of the premises and mutual covenants contained in this Agreement, the Fund and NexTier agree to the Terms and Conditions described in Exhibits A-D.

The parties hereby certify through their signatures below that they have caused this Agreement to be executed as of the date above written.

MidBridge Private Markets Fund		NexTier Solutions, Inc.

By:	/s/ Brian Knitt	By:	/s/ Andrew P. Chica
Name:	Brian Knitt	Name:	Andrew P. Chica
Title:	Manager	Title:	Principal

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PRINCIPAL FINANCIAL OFFICER, CHIEF COMPLIANCE OFFICER, AND COMPLIANCE SUPPORT SERVICES AGREEMENT

Exhibit A

Principal Financial Officer Services

Base services (included in Retainer):

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Principal Financial Officer: We will designate a Principal Financial Officer for the Fund, to provide certifications regarding the financial reports for the Fund pursuant to the Sarbanes-Oxley Act of 2002. The PFO will be responsible for reviewing the financial statements of the Fund and providing written certifications to accompany the financial statement filings as submitted to the U.S. Securities and Exchange Commission.

Attend and represent the Fund Company at periodic Board and Committee meetings as necessary;

●

Establish the basis to be able to make, and make all necessary representations and certifications including obtaining sub-certifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, fraud certifications, SEC filings, management representation letters to fund auditors);

●

Review and sign as PFO/Treasurer on all shareholder communications, representation letters, tax forms / returns, and all SEC filings including forms N-CSR, N-CSRS, N-PORT, N-CEN and updates to registration statement / prospectus and statement of additional information as required;

●	Serve as an authorized signatory;

●

In conjunction with Fund’s CCO, undertake periodic risk-based reviews of the Fund Company’s service provider operations to ensure compliance with Fund Company policies and accounting statement requirements;

●

Design and recommend disclosure controls and procedures for financial statements to ensure that all relevant Fund Company financial information is properly disclosed to the executive officers and the Board and implement and maintain disclosure controls as adopted;

●	Ensure the fund administrator is in compliance with Board policies, procedures, by-laws and resolutions as they pertain to expense management;

●	Undertake periodic risk-based reviews of the Fund Company’s service provider operations to ensure compliance with Fund Company policies and accounting statement requirements;

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●

Oversee the budgeting and accrual process and authorize the procedures and authorities under which the fund administrator will make expense payments on behalf of the Fund Company, including cross-references to the contracts governing all payee relationships and a careful review of all vendor invoices for accuracy;

●

Coordinate timing of financial statement preparation and filings including overseeing the administrator and the independent public accountants with the annual audit; review as per certification requirements;

●	Oversee the calculation of the requirements under Section M of the Internal Revenue Code, in order for the Fund to maintain Regulated Investment Company (RIC) status;

●	Assist with the negotiation of contracts related to audit fees and fees for services with service providers and independent accountants;

●	Represent the Fund Company as PFO/Treasurer at SEC examinations as required;

●	Present materials to the Board, audit committees, valuation committee, and senior management, as required or requested;

●	Attend and assist with monthly and ad-hoc fair valuation committee meeting in accordance with Rule 2a-5;

●	General oversight of the Fund’s fund accounting agent, third party administrator, transfer agent and custodian to the extent consistent with oversight of internal control of financial reporting;

●	Review ASC 820 designations for each security for inclusion in financial statements;

●	Perform high level review of periodic fund distributions (including computations of income and capital gain distributions), fund tax returns and other tax reporting and sign or authorize as fund officer as required;

●

Periodic review of performance of each service provider against the Fund Company’s policies, procedures and contracts in cooperation with the Fund Company’s Chief Compliance Officer and President. Review performance against industry peer benchmarks; and

●	Other attendant duties of PFO/Treasurer as required.

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CCO and Compliance Service Program

Base services (included in Retainer):

1.	Chief Compliance Officer: We will designate a Chief Compliance Officer for the Fund, pursuant to Rule 38(a)-1. The CCO will be responsible for administering the Fund’s policies and procedures, reporting to the Board of Trustees, providing the annual written compliance report, and any other matters required of a CCO under the Investment Company Act. This role will be transparent within and outside the organization; to the Adviser’s employees, shareholders, vendors and customers. We will work with the Fund’s administrator (Ultimus) to update the Chief Compliance Officer designation within the Fund's registration statement and SAI.

2.	Policies and Procedures. We will maintain and update the Fund’s compliance manual to reflect regulatory changes and changes to the Fund’s business. We will draft all policies and work with management and the Board to include all recommended revisions and changes. We will monitor the industry and regulatory developments and recommend changes to policies and procedures, as appropriate.

3.	Compliance Review. We will conduct the annual review of the adequacy and effectiveness of the policies and procedures of the Fund as required by Rule 38a-1. Pursuant to Rule 38a-1(a)(4)(iii), the annual report will address (A) the operation of the policies and procedures of the Fund and the investment adviser, sub-advisers (if any), principal underwriter, administrator, and transfer agent of the Fund, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review; and (B) each Material Compliance Matter (as defined in Rule 38a-1(e)(2)) that occurred since the date of the last report. The review will include a review of the policies and procedures, interviews of key personnel, obtaining certifications, conducting rolling site visits of service providers, reviewing internal and/or third-party compliance and internal control reports, reviewing cited regulatory deficiencies and/or exam results, noting observed risks, and testing implementation.

4.	Compliance Report. We will prepare a detailed written report of our annual compliance program review. The report will include a comprehensive testing matrix accompanied by a written report discussing the most significant issues. The report will also describe remediation efforts with respect to prior years’ findings (when applicable). We will then discuss the report with the Board at an in-person meeting (or remote meeting if applicable).

5.	Compliance Calendar. We will create, implement, and follow a detailed compliance calendar and project plan to ensure the timely completion of all compliance activities by all relevant parties.

6.	Board Reporting. We will attend all Board meetings and report material compliance issues to the Board. The CCO will also meet separately with the Independent Trustees, as required. The CCO will review certifications of various service providers and make a series of written compliance certifications.

7.	Anti-Money Laundering. We will assist with the management and monitoring of the Fund's AML program in connection with the designated transfer agent of the Fund.

8.	Certifications. We will ensure that all relevant personnel and service providers receive and understand the compliance policies and procedures, obtain certifications with respect thereto.

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9.	On-Site Due Diligence. We will conduct on-site (or remote, as appropriate) due diligence reviews of the operations of the adviser at least once every 24 months and conduct telephonic due diligence for the interim fiscal years.

10.	Service Provider Reviews. We will conduct annual reviews of the compliance infrastructure of all 38a-1 service providers of the Fund.

11.	Regulatory Resource. We will work with other Fund service providers (e.g., Fund counsel, administrator) to resolve regulatory issues.

12.	Code of Ethics. We will manage all processes under the Fund’s code of ethics including obtaining certifications, cross-checking personal trading account records, and pre-clearing transactions. We will also recommend discipline, where appropriate (up to 10 Access Persons).

13.	Marketing Materials. We will work in connection with the Fund’s named Distributor to review all fund marketing materials for compliance with SEC and applicable FINRA rules (up to 24 hours per year).

14.	Regulatory Exams. We will provide support related to responding to regulatory exams conducted by the SEC (up to 24 hours per year). This will include assembling materials in response to requests, interfacing with the exam staff, and working with Fund counsel to prepare responses to deficiencies.

15.	SEC Filings. We will work with Fund counsel to review compliance disclosure contained in any SEC filings including the registration statement.

16.	Training. We will provide training on topics relevant to the compliance program (6 hours per year).

17.	Documentation. We will prepare all records related to the creation and ongoing maintenance of the Compliance program.

Additional Services (not included in monthly fee):

▪	Reviewing marketing materials in excess of the hours described in Base Services;

▪	Responding to regulatory examinations in excess of the hours described in Base Services;

▪	Implementing operational procedures;

▪	Training other than as described in Base Services;

▪	Conducting service provider due diligence other than as described in Base Services;

▪	More than 10 Access Persons (each additional Access Person is $450 per year);

▪	Responding to client inquiries or RFPs;

▪	Preparing or reviewing SEC filings (e.g. Registration Statement, etc.) other than described above;

▪	Preparing or reviewing regulatory filings other than as described above;

▪	Providing compliance services to affiliates of the Adviser;

▪	Providing compliance services with respect to other jurisdictions, statutes, or regulations, other than as described herein;

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▪	Providing services before or after the Term hereof;

▪	Providing services not described above under “Base Services;” and

▪	Providing other compliance services as reasonably requested.

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Exhibit B

Fees and Term

[Intentionally Omitted]

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Exhibit C

Terms and Conditions

I.	APPOINTMENT

A.	The Fund hereby appoints NexTier to perform compliance services described in Exhibit A attached hereto (the "Base Services"). NexTier accepts such appointment and agrees to render the Base Services for the compensation herein provided, subject to the direction and control of the Fund and its management. The duties of NexTier shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against NexTier hereunder. NexTier will perform such additional services agreed to in advance in writing by the Adviser (the "Additional Services"; together with the Base Services, the "Services") that (a) are required, in NexTier's reasonable determination and upon prior notice to the Adviser of the Fund, to adequately implement and maintain the compliance program in accordance with Rule 38a-1 (hereinafter, "Required Additional Services"), (b) are requested by the Fund from time to time including services requested before the date hereof, or (c) are not described in Exhibit A under "Base Services."

B.	The Fund shall cause the Fund's administrator, transfer agent, custodian, legal counsel, independent accountants and other service providers and agents (each, a "Service Provider"; together, the "Service Providers") to cooperate with NexTier and to provide NexTier with such information, documents and advice (excluding legal and/or tax advice) relating as necessary and/or appropriate or as requested by NexTier, in order to enable NexTier to perform its duties hereunder. In connection with its duties hereunder, NexTier shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to NexTier by an officer or representative of the Fund or by any of the aforementioned persons. NexTier shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. NexTier shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Adviser or any Service Provider of the Fund until receipt of written notice thereof. At the request of NexTier, the Adviser of the Fund will certify periodically that it is in compliance with applicable federal securities laws. The Fund agrees that successful completion of the Services described in this Agreement by NexTier will require the active participation and timely response by the Adviser and the Service Providers of the Fund to requests of NexTier.

C.	The Fund hereby appoints the person designated on Exhibit D as the "Internal Compliance Officer" who shall (i) facilitate access to information and senior management, (ii) supervise the services described herein, and (iii) perform all required compliance services not otherwise undertaken by NexTier. The parties shall agree from time to time on the specific activities required of, and assumed by, the "Internal Compliance Officer."

D.	Notwithstanding the appointment described herein, the Fund has and retains responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the Investment Company Act, including Rule 38a-1 thereunder. Additionally, the Fund acknowledges and agrees that each Service Provider has and retains responsibility for its own compliance obligations under applicable law.

II.	COMPENSATION

A.	For performing the Base Services, the Fund shall pay NexTier the fees described on Exhibit B attached hereto. Such fee shall commence on the Effective Date. No services shall be performed hereunder until payment of the first month's fee is received.

B.	For Additional Services, the Fund shall pay NexTier on a time and materials basis at NexTier's hourly rates described in Exhibit B.

C.	All undisputed amounts payable hereunder are due immediately upon receipt of the applicable invoice. The Fund waives the right to dispute any amount described on an invoice after 30 days have elapsed from the date of invoice delivery unless a notice of dispute is delivered by the Fund within such 30-day period. In the event that undisputed amounts payable hereunder are more than 30 days overdue, (i) NexTier may suspend all services hereunder until all amounts outstanding are received and (ii) overdue amounts shall be assessed a service charge of 1% per month (provided, that no service charge shall be assessed on disputed amounts unless unpaid for more than 30 days after resolution of such dispute).

D.	In the event that Fund engages in additional business activities or changes its business operations in a manner that would have a material effect on the compliance program or changes to applicable law would have a material effect on Fund's compliance program, NexTier shall have the option of equitably increasing the fees described herein upon 30 days written notice to Fund. In such event, the Fund shall have the option to terminate this Agreement upon 60 days’ notice. In the event that Fund does not terminate this Agreement within 30 days of receiving a notice of an increase in fees, this Agreement shall continue as described in paragraph V. A.

E.	The Fund agrees to pay for any reasonable out-of-pocket expenses in connection with the Services to be provided under this Agreement, including, without limitation, travel (which may include up to six (6) on-site visits per year or more as required), delivery charges, fax, copying and telephone charges. In certain instances, the Fund will be asked to pay the vendor directly. The Fund will need to approve of out-of-pocket expenses above $1,000 in advance of expenses being incurred.

III.	LIMITATION OF LIABILITY – INDEMNIFICATION

A.	NexTier shall not be liable for any error of judgment or mistake of law or for any loss suffered in connection with the matters to which this Agreement relates, except for a loss resulting from NexTier's willful misfeasance, bad faith, or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, NexTier shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by NexTier from or on behalf of the Fund or an officer or representative of the Fund, or from a representative of any of the Service Providers or (ii) any action taken or omission by the Fund or any past or current Service Provider. NexTier may apply to the Fund at any time for instructions and may consult counsel for the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and NexTier shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts.

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B.	The Fund agrees to indemnify and hold harmless NexTier, its employees, agents, officers, directors, affiliates and nominees (collectively, the "NexTier Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (a "Claim") which may be asserted against or incurred by any NexTier Indemnified Party or for which any NexTier Indemnified Party may be held liable arising out of or in any way relating to (i) NexTier's actions or omissions except to the extent a Claim resulted from NexTier's willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) NexTier's reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by NexTier from the Fund or any Service Provider, or any representative thereof, (iii) any breach of any of the Fund's obligations, representations or warranties hereunder, or (iv) any action taken by, or omission of, the Fund or any past or current Service Provider. The NexTier Indemnified Parties shall promptly notify the Fund of any matter which could give rise to the Fund’s indemnification obligations hereunder. The Fund may, at its option, assume the defense of the applicable NexTier Indemnified Party with respect to any claim for which the NexTier Indemnified Party would be entitled to indemnification hereunder within 30 days after the Fund’s receipt of an indemnification notice by the NexTier Indemnified Party.

C.	The Fund shall, to the fullest extent permitted by applicable law, indemnify the natural person designated as Chief Compliance Officer to the extent named as a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Fund or other entity) by reason of the fact that such person serves or served as Chief Compliance Officer hereunder, against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, no indemnification shall be provided if a final unappealable judgment or award establishes that such person engaged in gross negligence, intentional misconduct or a transaction from which such person derived an improper personal benefit. Expenses incurred by the CCO in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Fund in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Fund. The CCO shall promptly notify the Fund of any matter which could give rise to the Fund’s indemnification obligations hereunder. The Fund may, at its option, assume the defense of the CCO with respect to any claim for which the CCO would be entitled to indemnification hereunder within 30 days after the Fund’s receipt of an indemnification notice by the CCO.

D.	In no event and under no circumstances shall either party, its affiliates or any of its or their officers, directors, members, agents or employees, be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.

E.	Notwithstanding any other provision of this agreement, NexTier's liabilities under this Agreement, whether under contract law, tort law, warranty or otherwise shall be limited to direct damages not to exceed the amounts actually received by NexTier under this agreement during the 24 months prior to the date of the action giving rise to the claim; provided, that such limitation of liability shall not be applicable to any damages (a) covered by NexTier’s insurance, or (b) arising from NexTier’s gross negligence or willful misconduct.

F.	Any person, even though also a director, officer, employee, shareholder or agent of NexTier, who may be or become an officer, Trustee, employee or agent of the Fund, when rendering services to the Fund or acting on any business of the Fund, shall be indemnified as an officer of the Fund to the fullest extent permitted by law.

IV.	INSURANCE

The Fund hereby represents that it maintains insurance coverage for the Fund, including commercially reasonable fidelity bond(s) and errors and omissions, directors and officers, and professional liability insurance. The Fund agrees that the designated Chief Compliance Officer provided by NexTier will be named as an insured person under the director and officers insurance policy. The Fund further agrees to furnish details of such coverage to NexTier upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Fund will notify NexTier of any modification, reduction, or cancellation of such coverage or of any material claims made against such coverage.

V.	TERMINATION

A.	The provisions of this Agreement shall be effective on the Effective Date and shall continue for the initial term described in Exhibit B (the "Initial Term") and thereafter shall automatically renew for additional consecutive twelve (12) month periods (each, a "Renewal Term", and each of the Initial Term and each Renewal Term shall be referred to herein as a "Term"). Either party may terminate this Agreement at the end of the Initial Term, or thereafter, by giving the other party at least ninety (90) days' prior written notice of such termination specifying the date fixed therefore.

B.	NexTier may terminate this Agreement in the event that NexTier reasonably determines, after reasonable prior notice to the Fund, that (i) the Fund does not approve the performance of Required Additional Services; (ii) a Service Provider appointed after the date hereof would have a material adverse effect on the Fund's compliance program or (iii) the Fund, or any Service Provider takes action or fails to take action that would have a material adverse effect on the Fund's compliance program. NexTier shall cooperate with the Fund to ensure an effective transition to a successor service provider to minimize disruption to the Fund.

C.	If a party materially fails to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to another party or parties, such other party or parties (the "Non- Defaulting Party") may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have thirty (30) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving written notice of such termination to the Defaulting Party. If NexTier is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of NexTier to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable and documented out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

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D.	No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control of the party otherwise chargeable with breach or default, including without limitation: war, act of terrorism, earthquake, pandemic, or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. If a force majeure prevents NexTier's performance hereunder for more than thirty (30) days, the Advisor may terminate this Agreement on written notice to NexTier.

E.	In the event of termination before the conclusion of the then-current Term, the Fund understands and agrees that NexTier provides the Base Services over a 12-month period, and NexTier shall have no further obligation to provide any services following such termination.

VI.	CONFIDENTIALITY

A.	All Confidential Information (as defined below) of one party ("Disclosing Party") in the possession of the other ("Receiving Party"), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party's Confidential Information shall not be used or disclosed by the other party for any purpose except as otherwise described herein or as necessary to implement or perform this Agreement, or except as required by law (provided that the other party is given a reasonable opportunity to obtain a protective order). The Receiving Party shall limit its use of and access to the Disclosing Party's Confidential Information to only those of its employees and agents whose responsibilities require such use or access. The Receiving Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing Party's Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees or agents or any other person who obtains access to or possession of any of the Disclosing Party's Confidential Information from or through the Receiving Party.

B.	For the purpose of this Section, "Confidential Information" shall mean all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes publicly available through no fault of the other party or it was or later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include NexTier's ideas, methods, algorithms, business processes, formulae and concepts used in connection with performing the Services.

VII.	NON-EXCLUSIVITY; INDEPENDENT CONTRACTOR

The services of NexTier hereunder are not deemed to be exclusive. NexTier may render such services and any other services to others. NexTier and the CCO shall perform the services hereunder as independent contractors and not as employees of the Fund. As independent contractors, neither NexTier nor the CCO is, and neither shall represent itself or himself/herself to third parties as being, the agent or representative of the Fund, except as specifically set forth herein. Neither NexTier, nor the CCO, has and shall not represent itself or himself/herself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Fund, as its agent, representative or otherwise, except as specifically set forth herein.

VIII.	SUBCONTRACTING; STAFF RECRUITMENT

A.	NexTier with notice to the Fund may, at its expense, subcontract and delegate its responsibilities hereunder to third parties, provided that NexTier shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that NexTier, as applicable, shall be responsible for all acts of such subcontractor as if such acts were its own. Notwithstanding the foregoing, nothing herein shall limit NexTier's right and ability to utilize independent contractors that are natural persons. However, NexTier shall not change the CCO or PFO without the prior written consent of the Fund.

B.	In the event that any NexTier employee or contractor who (1) works on the Fund’s account or (2) becomes known to the Adviser by reason of the services provided by NexTier hereunder, accepts a position with the Adviser of the Fund or any of its affiliates at any time during the term of this Agreement and for a period of one year following its termination, the Adviser shall pay to NexTier a placement fee equal to such person's annual compensation in effect on the date such person accepts such position. Such fee shall be payable upon commencement of service with the Adviser or its affiliate. The terms of this paragraph shall continue notwithstanding termination of this Agreement.

IX.	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that:

1.	It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

2.	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

3.	It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations; and

4.	This Agreement has been duly authorized and, when executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

X.	MISCELLANEOUS

A.	This Agreement shall be governed by the laws of the State of Delaware. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to NexTier shall be sent to NexTier Solutions, Inc., P.O. Box 847, Morrisville, NC 27560 and notice to the Fund shall be sent to the address indicated on Exhibit D. This Agreement, together with the Exhibits attached hereto, constitutes the entire Agreement of the parties hereto and supersedes all prior agreements and understandings. To the extent that any addenda described in Exhibit D conflicts with other terms of this Agreement, the terms of Exhibit D shall control. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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Exhibit D

Internal Compliance Liaison(s):	Candice Richards
crichards@midoceanpartners.com

Address for Notices:	MidBridge Private Markets Fund
ATTN: Candice Richards
101 University Boulevard, Suite 310
Denver, CO 80206

245 Park Avenue, 38th Floor New York, NY 10167

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